UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   November 24, 2015

VERACYTE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36156	20-5455398
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7000 Shoreline Court, Suite 250, South San Francisco, California 94080

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (650) 243-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement

On November 24, 2015, Veracyte, Inc. (the “Company”) entered into a Consent and Second Amendment to Loan and Security Agreement (the “Second Amendment”) with Silicon Valley Bank, which amends the Loan and Security Agreement (the “Loan Agreement”) dated as of June 26, 2013 and the First Amendment to the Loan and Security Agreement (the “First Amendment”) dated as of December 18, 2014.  Under the First Amendment, term loans for up to an aggregate of $15.0 million are available, in three tranches, each not to exceed $5.0 million.  Under the Second Amendment, the Company may request the second term loan of up to $5.0 million through June 30, 2016, an extension from December 31, 2015.

The Company’s obligations under the Loan Agreement continue to be subject to covenants, including covenants limiting the Company’s ability to dispose of assets, undergo a change in control, merge with or acquire other entities, incur debt, incur liens, pay dividends or other distributions to holders of its capital stock, repurchase stock and make investments, in each case subject to certain exceptions, and to compliance with one of two financial covenants, one requiring a minimum level of liquidity and the other requiring the Company to achieve specified levels of revenues.  The Company’s obligations under the Loan Agreement continue to be secured by a security interest on substantially all of its assets, excluding its intellectual property and certain other assets.

The foregoing description of the Second Amendment is qualified in its entirety by reference to the full text of the Second Amendment, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01                                           Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Consent and Second Amendment to Loan and Security Agreement dated as of November 24, 2015 between Silicon Valley Bank and Veracyte, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 24, 2015

Veracyte, Inc.

	By	/s/ Shelly D. Guyer
	Name:	Shelly D. Guyer
	Title:	Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Consent and Second Amendment to Loan and Security Agreement dated as of November 24, 2015 between Silicon Valley Bank and Veracyte, Inc.